Exhibit 10.15

***Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

AMENDED AND RESTATED DISTRIBUTION AGREEMENT

This Amended and Restated Distribution Agreement (“Agreement”) is made as of this 1st day of November, 2004 by and between: MICRUS CORPORATION, a Delaware corporation, having a principal place of business at 610 Palomar Avenue, Sunnyvale, California 94085, United States , and its subsidiaries (collectively “Micrus”) and NEUROLOGIC (UK) LIMITED, a company organized under the laws of the United Kingdom, and having a principal place of business at Albreda House, Lydgate Lane, Sheffield, S10 5FH, United Kingdom (“Distributor”).

     WHEREAS, Micrus has developed implantable, three-dimensional microcoils and related accessory products to be used in the Field, as hereinafter defined, and may develop other products for use in the Field; and

     WHEREAS, Distributor has substantial experience in marketing medical products and desires to distribute the Products, as hereinafter defined, in the territory of England, Scotland, Wales, Northern Ireland and Eire;

     WHEREAS, Micrus is willing to use Distributor as its exclusive distributor of the Products for use in the Field, in the territory of England, Scotland, Wales, Northern Ireland and Eire, subject to the terms and conditions of this Agreement; and

     WHEREAS, Micrus and Neurologic UK have entered into a Distribution Agreement dated as of May 1, 2000 (the “Original Agreement”) and wish to amend and restate the Original Agreement in its entirely as set forth below.

     NOW THEREFORE, in consideration of the premises and the mutual covenants herein recited, and other good and valuable considerations, the receipt of which is acknowledged, it is agreed as follows:

ARTICLE I — DEFINITIONS

     As used in this Agreement, the following terms, whether used in the singular or plural, shall have the meanings indicated:

     1.1 “Effective Date” shall mean April 1, 2004.

     1.2 “Field” shall mean the field of interventional neuroradiology, or such field(s) as to which the parties may agree in writing.

     1.3 “Marketing Authorizations” shall mean all authorizations, licenses, approvals, and registrations to import, market and distribute the Products in the Territory pursuant to the terms of this Agreement, as may be required by an appropriate governmental agency, except any CE Mark, which such mark shall be obtained and maintained by Micrus.

     1.4 “Product(s)” shall mean (a) the implantable, three-dimensional micro-coils, together with a resistive heat-activated delivery device, developed, manufactured, or made available to Distributor by Micrus, and (b) any other Micrus product which utilizes Micrus’ licensed, patented or proprietary micro-coil and related delivery device technology; both of the foregoing (a) and (b) solely as used in the Field and as delivered to Distributor from time to time by Micrus under this Agreement.

     1.5 “Territory” shall mean the geographic territories of England, Scotland, Wales, Northern Ireland and Eire.

ARTICLE II — APPOINTMENT OF DISTRIBUTOR

     2.1 Appointment of Distributor. Subject to the terms and conditions of this Agreement (including, without limitation, Article VI), Micrus hereby appoints Distributor as its exclusive distributor of the Product within the Territory. Distributor agrees that it shall not sell, advertise, distribute or otherwise transfer or assist in the transfer of any product that competes with the Product. Distributor may distribute the Product only as packaged by Micrus. Distributor shall not sell, advertise, distribute, or otherwise transfer or assist in the transfer of the Product outside the Territory or to persons or entities located outside the Territory, except that, solely to the extent necessary to comply with the EEC Treaty (also known as the Treaty of Rome), Distributor will not be prevented from distributing Products to persons or entities outside the Territory who (i) are located and take delivery within the EEC, (ii) are not solicited by Distributor (or any of Distributor’s associate distributors or sub-distributors pre-approved by Micrus as set forth below), and (iii) approach Distributor (or any of Distributor’s associate distributors or sub-distributors pre-approved by Micrus as set forth below) in the Territory on their own initiative. Micrus reserves the right to grant similar distribution rights in the Product to third parties for distribution and sale outside of the Territory; provided, however, such third parties shall be prohibited from selling or distributing the Product within the Territory during the term of this Agreement. Distributor has no authority to appoint an associate distributor or sub-distributor of the Product without the prior written authorization of Micrus. If such authorization is given, each such distributor or sub-distributor shall be bound in writing to restrictions at least as strict as those restrictions imposed on Distributor under this Agreement.

     2.2 Relationship of Parties. The relationship of Micrus and Distributor established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to: (i) give either party the power to direct or control the day-to-day activities of the other; or (ii) allow Distributor to create or assume any obligation on behalf of Micrus for any purpose whatsoever. All financial obligations associated with Distributor business are the sole responsibility of Distributor. All sales and other agreements between Distributor and its customers are Distributor’s exclusive responsibility and shall have no effect on Distributor’s or Micrus’ obligations under this Agreement.

     2.3 Marketing Authorizations.

          2.3.1 Micrus Obligations. Micrus shall deliver to Distributor all scientific, clinical, toxicological, and manufacturing data in the possession of Micrus and necessary to obtain all required Marketing Authorizations within the Territory, provided Distributor maintains all such data as confidential pursuant to Article VII.

          2.3.2 Distributor Obligations. At its own expense, Distributor shall use its best efforts to obtain all necessary Marketing Authorizations within the Territory. Specifically, Distributor agrees that it will undertake to manage, at Distributor’s expense, all animal trials and human clinical trials required to obtain the Marketing Authorizations. These approvals will be obtained jointly in the name of Micrus and Distributor. Upon termination of this Agreement, Distributor agrees to transfer all of its rights, title and interest in and to such approvals to Micrus, or any third party as may be designated in writing by Micrus. Distributor shall provide Micrus with written quarterly progress reports of its efforts to obtain Marketing Authorizations. Distributor agrees not to sell or distribute the Product in any geographic region within the Territory until such time as all Marketing Authorizations in such geographic region have duly been obtained, and to act at all times in a manner consistent with such Marketing Authorizations.

     2.4 Trademarks

          2.4.1 License. Micrus hereby grants to Distributor the non-transferable, non-assignable, non-sublicensable right and license to use its trademarks, service marks, and tradenames that Micrus may adopt from time to time (the “Trademarks”) solely on or in connection with Distributor’s promotion, sale and distribution of the Product within the Territory as authorized under this Agreement for the term of this Agreement. Distributor shall have the right to indicate to the public that it is an authorized distributor of the Product. Distributor shall not alter or remove any Trademark applied to the Product. Nothing herein shall grant to Distributor any right, title or interest in the Trademarks. All use of the Trademarks, and will goodwill associated therewith, shall inure to the benefit of Micrus. At no time during or after the term of this Agreement shall Distributor challenge or assist others to challenge the Trademarks or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of Micrus.

          2.4.2 Approval of Representations. Distributor shall respect the Trademarks and follow the instructions of Micrus as to all usage of the Trademarks, including, without limitation, complying with Micrus’ quality control requirements and submitting samples of Distributor’s use of the Trademarks to Micrus for approval. If any of the Trademarks are to be used in conjunction with any other mark on or in relation to the Product, then the Trademark shall be presented equally legibly, equally prominently, and of the same or greater size than the other mark(s) but nevertheless separated from the other trademark so that each appears to be a mark in its own right, distinct from the other mark(s).

     2.5 Provision of Data. Distributor agrees to provide Micrus promptly with all clinical and technical information and data with respect to the Product which it develops during the term of this Agreement. Distributor further agrees to communicate promptly to Micrus any and all modifications, design changes or improvements to the Products suggested by any of Distributor’s customers, distributors, employees or agents. Distributor further agrees that Micrus shall have, and is hereby assigned, any and all right, title and interest in and to any such suggested modifications, design changes or improvements to the Products without the payment of any additional consideration therefor either to Distributor or its customers, distributors, employees or agents. Distributor will also promptly notify Micrus of any infringement of any of the Trademarks, patent or other proprietary rights relating to the Products of which Distributor becomes aware.

ARTICLE III — PURCHASE OF PRODUCT

     3.1 Terms and Conditions. All purchases of Product by Distributor from Micrus during the term of this Agreement shall be subject to the terms and conditions of this Agreement.

     3.2 Prices.

          3.2.1 Subject to this Section 3.2, Micrus will sell Product to Distributor at the preferential prices shown in Exhibit A (“Purchase Price”) until [***] after the Effective Date or until such time the pricing is revised in accordance with this Agreement, whichever is earlier. The parties agree to discuss, in good faith, increases and revisions to the prices, within at least [***] from the Effective Date of this Agreement, based on [***] and as relevant. The differences between the Purchase Price and Distributor’s selling price to its customers shall be Distributor’s sole remuneration for sale of the Product. Distributor shall have sole discretion to establish the resale price of the Product to third parties subject only to any regulatory or governmental limitations.

          3.2.2 The Purchase Price shall be revised [***], and at such other times as the parties may agree in writing. Such revisions shall apply to all orders for the affected Product received after the effective date of revision. [***]

     3.2.3 All prices are [***].

***Confidential Treatment Requested.

     3.3 Taxes. The Purchase Price will be net of any Distributor federal, state or local taxes that may be applicable to the Product. When Micrus has the legal obligation to collect such taxes, the appropriate amount shall be added to Distributor’s invoice and paid by Distributor, unless Distributor provides Micrus with a valid tax exemption certificate authorized by the appropriate taxing authority. Micrus agrees to pay any United States federal, state or local taxes, duties or other governmental assessments that may be required to ship Product to Distributor.

     3.4 Order and Acceptance. All orders for Product submitted by Distributor shall be initiated by written purchase orders sent to Micrus via a method set forth in Section 11.5 and requesting a delivery date during the term of this Agreement; provided, however, that an order may initially be placed orally, by telefax or by e-mail if a confirming written purchase order is received by Micrus within [***] after said oral, telefax or e-mail order. To facilitate Micrus’ production scheduling, Distributor shall submit purchase orders to Micrus at least [***] prior to the first day of the requested month of delivery. No order shall be binding upon Micrus until accepted by Micrus in writing, and Micrus shall have no liability to Distributor with respect to purchase orders that are not so accepted. Micrus shall either: (i) notify Distributor, in writing, of the acceptance or rejection of an order (or any portion thereof) and of the assigned delivery date for accepted orders with [***] of receipt of the purchase order; or (ii) send Product pursuant to such accepted order. No partial fulfillment of an order shall constitute a commitment to fulfill the entire order, absent the written acceptance of such entire order. Micrus shall use its commercially reasonable efforts to deliver Product at the time specified in its written acceptance of Distributor’s purchase orders. Micrus reserves the right at any time to discontinue the manufacture, supply or sale of any Product, to make changes in materials or design, or to add improvements to any Product, without incurring any liability whatsoever.

     3.5 Terms of Purchase Orders. Distributor’s purchase orders submitted to Micrus from time to time with respect to Product to be purchased hereunder shall be governed by the terms of this Agreement, and nothing contained in any such purchase order shall in any way modify such terms of purchase or add any additional terms or conditions.

     3.6 Payment. Micrus shall submit an invoice to Distributor upon each shipment of Product ordered by Distributor. The invoice shall set forth the Purchase Price for the Product in a given shipment plus any freight, taxes or other applicable costs initially paid by Micrus but to be borne by Distributor. Payment shall be made by Distributor by wire transfer, check or other instrument approved in writing by Micrus. Payment terms shall be the full invoiced amount to be paid by Distributor to Micrus within [***] of the date of the invoice; which payment terms shall be reviewed after the first year of this Agreement for payment terms applicable to subsequent years of the then-current term of the Agreement; provided, however, that any revision to the payment terms must be made by a mutually agreed to writing executed by both parties. Any invoiced amount not received within [***] of the date of invoice shall be subject to a service charge of [***], or if lower, the maximum interest rate allowed by law. Distributor shall pay all of Micrus’ costs and expenses (including reasonable attorney’s fees) to enforce and preserve Micrus’ rights under this Subsection 3.6. If at any time an outstanding invoice for Product shipped to Distributor becomes unpaid and outstanding for greater than [***], at Micrus’ option, Micrus may require that Distributor effect payment by means of an irrevocable letter of credit drawn on a bank approved by Micrus; the letter of credit shall be upon terms acceptable by Micrus, shall allow for partial shipment, and shall be in an amount equal to Distributor’s purchase price for the Product plus all applicable taxes, shipping charges, and other charges to be borne by Distributor. All exchange, interest, banking collection and other charges shall be at Distributor’s expense.

***Confidential Treatment Requested.

     3.7 Quarterly Reports. Within forty-five (45) days after the end of each quarter, Distributor shall provide Micrus with a written sales breakdown, including without limitation, the amount and type of Product, and names of end users of the Product sold during the period.

ARTICLE IV — SUPPLY OF PRODUCT

     4.1 Terms of Distributor Requirements. Subject to the terms and conditions of this Agreement (including, without limitation, Section 3.4), Micrus agrees to sell and Distributor agrees to purchase from Micrus Distributor’s entire requirements of products of the type provided by Micrus under this Agreement, solely for distribution and/or sale in the Territory. Micrus shall use commercially reasonable efforts to manufacture the Product and, subject to Section 3.4, supply them to Distributor in quantities sufficient to satisfy Distributor’s needs in accordance with the provisions of this Article IV, provided Distributor submits to Micrus purchase estimates pursuant to Section 4.2.

     4.2 Purchase Estimates. Distributor shall submit to Micrus, beginning ninety (90) days before the first anticipated order of Product and within the first ten (10) days after the beginning of each calendar quarter thereafter, a non-binding good faith estimate of the amount of Product to be required and purchased by Distributor for both the next three months and the next twelve-month periods.

     4.3 Inspection and Dispute Resolution Relating to Satisfaction of Product Specifications. The following provisions relate to inspection and resolution of disputes:

          4.3.1 Rejection of Product. Distributor shall inspect all Product promptly upon receipt thereof and may reject any Product pursuant to this Section 4.3.1 that fails to meet the specifications set forth in Micrus’ current product specifications for the Product. Any Product not properly rejected within thirty (30) days of receipt of that Product at Distributor’s facility after customs clearance for import (the “Rejection Period”) shall be deemed accepted. To reject a Product, Distributor shall within the Rejection Period, (i) notify Micrus in writing by telefax or by mail (with confirmation of transmission) of its rejection and the reason for the rejection, and (ii) return, at its expense, the rejected Product to Micrus (the “Returned Product”) in the same condition in which it was delivered to Distributor. All claims made by Distributor after its inspection of the Product shall be handled on a case-by-case basis during which time Micrus shall have the right to first inspect any Product involved before being required to take any action with respect thereto. Micrus shall make its investigation within thirty (30) days of receipt of notice of a claim from Distributor. Micrus shall, at its expense, replace Product it determines to be defective and ship such replacement Product freight prepaid. In no event shall Micrus be liable under this Agreement for any failure of any Product to meet the specifications due to modification or improper use, storage or shipment of the Product by Distributor or anyone receiving the Product from or on behalf of Distributor.

          4.3.2 Resolution of Disputes Relating to Product Specifications. If the parties hereto fail to agree as to whether a delivered quantity of Product meets its agreed specifications, then the parties shall cooperate to have the Product in dispute analyzed by a jointly selected qualified independent testing laboratory.

          4.3.3 Return of Product After Rejection Period. After the Rejection Period, Micrus’ limited warranty as stated in Section 8.1 hereof shall be applied. If Micrus tests and inspects the Returned Product and determines that such Returned Product (i) has been physically damaged, (ii) has been modified or improperly used, stored or shipped by Distributor or anyone receiving the Product from or on behalf of Distributor, or (iii) performs according to Micrus’ written specifications, no credit will be given to Distributor. If upon such test and inspections such Returned Product (a) has not been physically damaged, (b) has not been modified or improperly used, stored or shipped by Distributor or anyone receiving the Product from or on behalf of Distributor, and (c) does not perform to Micrus’ written specifications, these Returned Products will be replaced at no cost to Distributor. In all cases of physical damage or modification to, or improper use, storage or shipment of, Returned Product, no credit will be given to Distributor.

     4.4 Title. Title and risk of loss pass to Distributor when Product leaves Micrus’ manufacturing facility. Distributor shall be solely responsible for the payment of all freight and insurance and other costs, expenses, fees, duties, imports, and charges of whatever kind or nature arising from the shipment, delivery, and importation of Product into the Territory. Distributor shall solely be responsible for taking all actions necessary to obtain clearance to import Product into the Territory and Distributor warrants that it will comply in all respects with any restrictions set forth in the export license for every Product purchased hereunder.

     4.5 Reporting. Distributor agrees to report to Micrus any information from any source, including, without limitation, employees, distributors, agents, customers, user facilities, individuals, or medical or scientific literature, whether published or unpublished, that reasonably suggests that there is a problem with the Product or a probability that the Product or a similar product has caused or contributed to a death, serious illness or serious injury, including but not limited to, severe or permanent disability, stroke, or brain damage as promptly as possible but within five (5) days of receipt of information of such event. Distributor agrees not to disclose any such information referred to herein to any third party without the prior written consent of Micrus.

          4.5.1 Serious illness means an event that is life threatening, results in permanent impairment of a body function or permanent damage to the body structure, or necessitates immediate medical or surgical intervention to preclude permanent impairment of a body function or permanent damage to a body structure.

          4.5.2 Serious injury means an event that is life threatening, results in permanent impairment of a body function or permanent damage to a body structure, or necessitates medical or surgical intervention to preclude permanent impairment of a body function or permanent damage to a body structure.

     4.6 Monitoring. Each of the parties hereto shall monitor all relevant journals and media communications for information on factors materially affecting the use or efficacy of the Product and shall promptly inform the other party of such information. The informing party may provide in writing its evaluation of such information. Either party shall promptly inform the other if it has actual knowledge of any measures which are necessary to eliminate or minimize any risk associated with the use of the Product or a specific production lot of the Product.

ARTICLE V — ADDITIONAL OBLIGATIONS OF DISTRIBUTOR

     5.1 Marketing Obligations. Distributor agrees to use its best efforts to successfully promote and distribute the Product, at its own expense, in the Territory using diligent and vigorous efforts to maximize sales and market penetration at the earliest date. Such efforts shall include, but are not limited to, preparing promotional materials, advertising the Product in trade publications within the Territory, participating in appropriate trade shows within the Territory, and directly soliciting orders from customers within the Territory for the Product. Subject to Micrus’ approval and obligations under Article VIII hereof, Distributor shall also be responsible for all quality control, lot release for Distributor’s requirements, promotional activities, marketing and selling efforts, distribution and technical services. All promotional materials developed by Distributor shall be submitted to Micrus for approval before such materials are distributed by Distributor. Micrus shall promptly review such materials, and if no written response is provided by Micrus within thirty (30) days after receipt of such material, then the material will be deemed to have been approved by Micrus.

     5.2 Finances and Personnel. Distributor shall, at its sole cost, expense, and risk: (i) employ on its own behalf an appropriate number of specialized, trained, and qualified sales personnel whose main function shall be the promotion and sale of the Product in the Territory; and (ii) maintain a suitable organization for the promotion and sale of the Products in the Territory pursuant to Distributor’s obligations hereunder.

     5.3 Customer and Sales Reporting. Distributor shall, at its own expense and consistent with the sales policies of Micrus:

          5.3.1 place the Product in Distributor’s catalogues as soon as possible and feature the Product in any applicable trade show within the Territory that it attends;

          5.3.2 provide adequate contact with existing and potential customers within the Territory on a regular basis, consistent with good business practice;

          5.3.3 assist Micrus in assessing customer requirements for the Product, including modifications and improvements thereto, in terms of quality, design, functional capability, and other features; and

          5.3.4 submit market research information, as reasonably requested by Micrus regarding competition and changes in the market within the Territory.

     5.4 Marketing Plans. Distributor shall submit to Micrus for its approval a Product launch plan for the Product in the Territory, and on or before October of each year, an annual marketing and sales plan for the Product, Each of these plans shall include specific marketing sales strategies, tactics and goals, market research analysis, promotion budgets, and sales projections.

     5.5 Compliance with Laws. Distributor shall market and distribute the Product in the Territory in compliance with all applicable laws and regulations and good commercial practice and for uses and applications approved by Micrus in writing for the Product. Distributor shall comply with all laws, rules and regulations as applicable to the marketing, distribution and sale of the Product in the Territory or any part of it. Distributor further agrees to comply with the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) and all applicable export laws, restrictions and regulations of any U.S. or foreign agency or authority and not to export or re-export or allow the export or re-export of the Product or any related technology or information in violation of any such laws, restrictions or regulations. A copy of the FCPA is attached to this Agreement as Appendix A.

     Distributor hereby declares that it has read and understood the provisions of the FCPA and, on that basis, it further represents and covenants that neither it nor any of its employees or agents have taken or will take any action to cause Distributor to be in violation of the FCPA. Specifically, Distributor hereby certifies that it has not paid, nor offered or agreed to pay, nor has caused to be paid, or offered or agreed to be paid, directly or indirectly, in respect of this Agreement, any political contributions, fees or commissions to any public or governmental employee or official anywhere for the purpose of influencing such official’s act or decision to provide business to Distributor. Distributor further certifies that it will not, directly or indirectly, in connection with this Agreement and the business resulting therefrom, offer, pay, promise to pay, or authorize the giving of money or anything of value to any public or governmental employee or official, to any political party or official thereof or to any candidate for political office, or to any person, while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any public or government official, to any political party or official thereof, or to any candidate to political office, for the purpose of: (a) influencing any act or decision of such official, political party, party official, or candidate in his or its official capacity, including a decision to fail to perform his or its official functions; or (b) inducing such official, political party, party official or candidate to use his or its influence with the government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist Micrus or Distributor in obtaining or retaining business for or with, or directing business to any third party.

     Distributor agrees that if subsequent developments cause the certifications and information reported herein to be no longer accurate or complete, Distributor will immediately so advise Micrus. Distributor further agrees that its violation of any part of this Section 5.5 will be a material breach of this Agreement and cause for immediate termination, without further liability or obligation on the part of Micrus notwithstanding anything to the contrary provided in this Agreement.

     Distributor shall obtain and bear all expenses relating to any necessary licenses and/or exemptions with respect to the export from the United States of the Products to any location in compliance with all applicable laws and regulations.

     5.6 Traceability. Distributor agrees to maintain access to records allowing Micrus the ability to determine all customers who were shipped specific product lots. Product Identification and traceability requirements are defined in ISO 9001 : 1994 (E) requirement 4.8 as : “...the supplier shall maintain documented procedures for identifying the product from production, delivery and installation.” Traceability in ISO 8402 Vocabulary is defined as : “ability to trace the distribution and location of the product after delivery”.

ARTICLE VI — FAILURE TO MEET MINIMUM REQUIREMENTS

     In the event that in any given year, the total payments by Distributor under Section 3.6 do not, in the aggregate, equal or exceed: the minimum annual purchase requirements in the amounts set forth in Exhibit B hereto (“Minimum Purchase Requirements”), then Micrus may, at its sole discretion, either: (a) convert the grant of the distribution rights pursuant to Section 2.1 hereof to a non-exclusive basis; or (b) terminate this Agreement upon thirty (30) days prior written notice to Distributor. If Micrus elects to convert the grant of distribution rights to a non-exclusive basis, such election shall be made by delivery of written notice by Micrus to Distributor and shall take effect on the date set forth in the notice.

ARTICLE VII — CONFIDENTIAL INFORMATION

     The parties hereto agree that each shall keep completely confidential and shall not publish or otherwise divulge or use for its own benefit or for the benefit of any third party any information of a proprietary nature furnished to it (the “Receiving Party”) by the other party (the “Disclosing Party”) for a period of five (5) years after the termination of this Agreement without the prior written approval of the disclosing party in each instance, except to the extent that it is necessary to divulge such information for the obtaining of governmental approval for the marketing of the Product and the Receiving Party discloses only the minimum of information necessary in connection therewith and takes reasonable steps to maintain the confidentiality of such information. Nothing in this Article 7 shall prevent disclosure or use of information: (i) already known to the Receiving Party prior to its receipt of such information from the Disclosing Party; (ii) which was known to the public at the time of disclosure, or subsequently becomes so known through no act or omission of the Receiving Party; (iii) which is properly acquired by the Receiving Party from a third party having the right to convey such information; or (iv) that is required to be disclosed by law or regulation or in connection with any financing, acquisition, merger or sale, provided the Receiving Party provides the Disclosing Party with advance notice of such disclosure and takes reasonable steps to protect the confidentiality of such information. Information of a proprietary nature shall include, but not be limited to, information concerning a party’s products, proposed products, marketing plans, methods of manufacture, customers or any other information or materials in whatever form not generally known to the public. Subject to the foregoing, this specific terms of this Agreement (including all financial terms) shall be kept confidential, however, the parties may refer generally to this Agreement and the parties’ relationship arising therefrom.

ARTICLE VIII — WARRANTY; LIMITATION OF LIABILITY

     8.1 Warranty. Micrus represents and warrants to Distributor that all Product manufactured and delivered to Distributor pursuant to this Agreement shall meet Micrus’ specifications for such Product at the time of delivery by Micrus to Distributor for the shelf life of the Product as specified on the Product labeling; provided, however, that such Product: (i) has been shipped in accordance with Micrus’ shipping instructions and stored in accordance with the instructions on the labeling and the packaging for such Product; (ii) is used in the application for which it was intended; and (iii) has not been modified without Micrus’ prior written consent. Distributor shall handle and be solely responsible for all warranty returns from its direct and indirect customers. Micrus’ sole and exclusive liability under the warranty set forth in Section 8.1 shall be limited to a replacement to Distributor of the defective Product with a Product substantially equivalent to the Product originally shipped by Micrus to Distributor.

     8.2 No Other Warranty. EXCEPT FOR THE EXPRESS WARRANTY SET FORTH IN SECTION 8.1 HEREIN, THE PRODUCT IS PROVIDED “AS IS,” AND MICRUS GRANTS NO OTHER WARRANTIES, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE, REGARDING ANY PRODUCT, ITS FITNESS FOR ANY PARTICULAR PURPOSE, ITS QUALITY, ITS MERCHANTABILITY, OR OTHERWISE.

     8.3 Limitation of Liability: NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, IN NO EVENT SHALL MICRUS BE LIABLE TO DISTRIBUTOR OR ANY OTHER PERSON OR ENTITY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (A) THE COST OF PROCUREMENT OF SUBSTITUTE GOODS, (B) ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, INDIRECT OR INCIDENTAL DAMAGES OR (C) LOST PROFITS OR LOST BUSINESS; EVEN IF THE REMEDIES PROVIDED FOR IN THIS AGREEMENT FAIL OF THEIR ESSENTIAL PURPOSE AND EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL RELIEVE MICRUS FROM ANY PRODUCT LIABILITY CLAIM, AS SET FORTH IN ARTICLE IX HERETO.

     8.4 Ownership. Distributor acknowledges and agrees that as between Distributor and Micrus, Micrus owns all right, title and interest in and to all clinical, technical, product, sales, marketing, and customer information and data with respect to the Product (including, without limitation, any and all modifications, design changes or improvements relating thereto), and all industrial and intellectual property rights of any kind in relation to the Product (including, without limitation, any and all modifications, design changes or improvements relating thereto) or any of the foregoing, including, without limitation, the right to patents, registered or other designs, trademarks, trade names, inventions, copyright, know-how and any other confidential information. Nothing contained in this Agreement shall be effective to give Distributor any rights of ownership in or to any of the foregoing. To the extent Distributor owns any rights, title or interest in or to the foregoing, Distributor hereby assigns all of such rights to Micrus. The provision of Product technical information to Distributor under this Agreement is for the sole purpose of obtaining approval from the regulatory authorities in the Territory for the Product and is subject to the confidentiality obligations set forth in Article VII. The use by Distributor of any of these property rights is authorized only for the purposes herein set forth, and upon termination of this Agreement for any reason such authorization shall cease.

     8.5 Sale Conveys No Right to Manufacture or Copy. The Product is offered for sale and is sold by Micrus subject in every case to the condition that such sale does not convey any license, expressly or by implication, to manufacture, duplicate or otherwise copy or reproduce the Product or any portion thereof. Distributor shall take appropriate steps with its customers and distributors, if any, as Micrus may request, to inform them of and assure compliance with the restrictions contained in this Section 8.5.

ARTICLE IX — INDEMNIFICATION

     9.1 Indemnification by Micrus. Micrus agrees to and hereby does indemnify and hold Distributor harmless from and against all claims, damages, losses, costs and expenses, including reasonable attorneys’ fees, which Distributor may incur by reason of any Product sold or furnished by Micrus which result in injury, illness, or death of any person, to the extent that such claims arise out of or result from either the negligence or willful misconduct of Micrus in: (i) product design; or (ii) manufacturing; or (iii) breach of any representations or warranties by Micrus hereunder, except if such claims arise from the negligence or willful misconduct of Distributor, any modification of the Product other than by Micrus or any breach by Distributor of any of its obligations, representations or warranties under this Agreement. Micrus shall have sole control of any such action or settlement negotiations, and Micrus agrees to pay, subject to the limitations hereinafter set forth, any final judgment entered against Distributor or its customer on such issue in any such suit or proceedings indemnified hereunder by Micrus. Distributor agrees to notify Micrus promptly in writing of such claim, suit or proceeding and gives Micrus authority to proceed as contemplated herein, and, at Micrus’ expense, give Micrus proper and full information and assistance to settle and/or defend any such claim, suit or proceeding. If the Product, or any part thereof, is the subject of any claim, suit or proceeding for infringement of any third party patents or trademark in the United States or in the Territory, or if the sale or use of the Product, or any pan thereof, is, as a result thereof, enjoined, then Micrus shall, at its option and expense: (a) procure for Distributor and its customers the right under such patent, or trademark to sell or use, as appropriate, the Product or such part thereof; or (b) replace the Product, or part thereof, with other suitable Product or parts; or (c) suitably modify the Product, or part thereof, or (d) if the use of the Product, or part thereof, is prevented by injunction, remove the Product or part thereof, and refund the aggregate payments paid therefore by Distributor, less a reasonable sum for the use and damage; provided that such claim, suit or proceeding is not based on a modification of the Product by Distributor or anyone other than Micrus, or a combination of the Product with any product other than those provided by Micrus for use with the Product.

     9.2 Indemnification by Distributor. Distributor hereby agrees to and hereby does indemnify and hold Micrus harmless from and against all claims, damages, losses, costs and expenses, including reasonable attorneys’ fees, which Micrus may incur to the extent that such claims arise out or result from; (i) the unlawful sale or other distribution of Product by Distributor, including any improper sales by Distributor to customers who are located outside the Territory; (ii) the negligent or willful misconduct of Distributor in the distribution, labeling or packaging of the Product; (iii) Distributor’s recommended use of Product in violation of this Agreement; (iv) modification of the Product by Distributor, (v) combination of the Product with any product other than those provided by Micrus for use with the Product, or (vi) breach of any representation, warranty, or obligation by Distributor hereunder, except for such claims which arise out of or result from the gross negligence, or willful misconduct of Micrus. Distributor shall have sole control of any such action or settlement negotiations, and Distributor agrees to pay, subject to the limitations hereinafter set forth, any final judgment entered against Micrus or its customer on such issue in any such suit or proceedings defended by Distributor. Micrus agrees to notify Distributor promptly in writing of such claim, suit or proceeding and gives Distributor authority to proceed as contemplated herein, and, at Distributor’s expense, give Distributor proper and full information and assistance to settle and/or defend any such claim, suit or proceeding.

     9.3 Contribution. In the event the negligence of Distributor and Micrus contribute to any loss, cost, damages, claim or expense relating to Product supplied and/or distributed or sold hereunder, then Distributor and Micrus shall be responsible for that portion of the loss, cost, damages, claim or expense to which its negligence contributed.

ARTICLE X — TERM AND TERMINATION

     10.1 Term. This Agreement shall commence on the Effective Date and shall continue in force for a fixed term until March 31, 2007, unless terminated earlier under the provisions of this Agreement. At the end of the fixed term, this Agreement shall be automatically renewed on the same terms and conditions for an additional three (3) year period, unless earlier terminated under the provisions hereof or unless one party gives to the other notice of its intention to terminate at least [***] prior to the expiration of the fixed term hereof or of any renewal period.

     10.2 Failure to Make Payment. Micrus may terminate this Agreement at any time upon Distributor’s failure to make payments due to Micrus pursuant to this Agreement and the continuation of such failure for more than thirty (30) days after delivery of written notice to Distributor of such failure.

     10.3 Failure to Commercialize or Obtain Marketing Authorizations. Micrus may terminate this Agreement at any time upon Distributor’s failure to use diligent efforts to move ahead with its obligations to market, sell and distribute Product under Section 5.1 or meet the Minimum Purchase Requirement and upon the continuation of such failure for more than ninety (90) days after delivery of written notice to Distributor of such failure, except where such failure of Distributor is a result of the failure of Micrus to meet its obligations as defined in this Agreement or due to circumstances beyond the reasonable control of Distributor pursuant to Section 11.7 hereof.

     10.4 Patent. Copyright. Trademark Violations. Micrus may terminate this Agreement at any time without notice upon Distributor’s violation of Sections 8.4 or 8.5 hereof.

     10.5 Material Breach. Except as set forth in Section 5.5 hereof, either party may terminate this Agreement upon ninety (90) days prior written notice in the event of the other party’s breach of any other material provision of this Agreement, if such default or breach is not remedied within ninety (90) days from the date of such notice, except where such default or breach is due to circumstances beyond the reasonable control of the other party pursuant to Section 11.7 hereof, or as otherwise specified in this Article X.

     10.6 Bankruptcy. If, during the term of this Agreement, either party makes an assignment, of this Agreement or generally, for the benefit of creditors, or becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditor’s arrangement or composition, or if any comparable proceeding is instituted against the other party and is not dismissed within ninety (90) days of such institution, then the other party may terminate this Agreement immediately upon delivery of written notice thereof.

     10.7 Control Event. In the event that Distributor sells all or substantially all of its business or assets to which this Agreement relates to a non-affiliate, or has more than fifty percent (50%) of its equity securities purchased by a single purchaser who is a non-affiliate in one transaction (a “Control Event”) (whether by sale, acquisition, merger, operation of law or otherwise), then Micrus may terminate this Agreement with thirty (30) days prior written notice at any time after the occurrence of the Control Event. In the event that Micrus sells all or substantially all of its business or assets to which this Agreement relates to a non-affiliate, or has more than fifty percent (50%) of its equity securities purchased by a purchaser who is a non-affiliate in one transaction, then Micrus may terminate this Agreement at any time, provided Micrus pays Distributor a termination fee of [***] for the then current term. For purposes of this section, a non-affiliate is not a parent, subsidiary or a subsidiary of a common parent or a successor.

     10.8 Waiver. Any failure to terminate shall not be construed as a waiver by the aggrieved party of its right to terminate for future defaults or breaches.

***Confidential Treatment Requested.

     10.9 Effects of Termination.

          10.9.1 Return of Property. Upon termination of this Agreement for any reason, each party shall upon the request of the other party return all books, records, documents, data and proprietary information which it shall have received from the other party pursuant to this Agreement and which it shall still have in its possession or control; provided, however, that a single copy may be retained solely for legal archival purposes by each party, subject to the confidentiality provisions of Article VII.

          10.9.2 Accrued Payments. Termination of this Agreement by either party shall not prejudice the right of either party to recover any payments for Products shipped under this Agreement, and shall not prejudice any cause of action or claim of either party accruing under this Agreement.

          10.9.3 Marketing and Distribution Rights. Upon termination of this Agreement, Distributor’s rights to market, distribute, sell and otherwise transfer the Product, and all other rights under this Agreement, shall immediately cease. The parties shall undertake to negotiate in good faith a mutually acceptable agreement to satisfy any contractual obligations of Distributor to supply the Product to third parties, and Micrus shall supply all necessary inventory under such agreements. Except as needed to satisfy any contractual obligations existing as of the effective date of termination and as approved by Micrus in writing, Distributor shall return all inventory in its possession or control to Micrus in the same condition in which it was provided by Micrus within sixty (60) days after termination.

          10.9.4 Marketing Authorizations. Upon termination of this Agreement, Distributor shall promptly assign or otherwise transfer to Micrus or its designees all of Distributor’s rights, title and interest in and to the Marketing Authorizations and/or pending applications for the Product; provided, however, if such termination does not result from a breach of this Agreement by Distributor, Micrus shall reimburse Distributor for its costs incurred in obtaining such Marketing Authorizations.

          10.9.5 Trademark. Upon termination of this Agreement, the license to use the Trademarks granted in Section 2.4 shall also terminate and all right, title and interest in such Trademarks shall belong to Micrus.

          10.9.6 Pending Orders. Upon termination of this Agreement, Micrus shall have the right, at its option, to continue or terminate any order pending as of the effective date of termination.

          10.9.7 No Liability for Termination. Neither party will incur any liability whatsoever for any damages, loss or expenses of any kind suffered or incurred by the other party (or for any compensation to the other party) arising from or incident to any termination of this Agreement pursuant to such party’s right of termination under this Agreement, whether or not such party is aware of any such damages, loss or expenses.

          10.10 Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available.

ARTICLE XI — GENERAL PROVISIONS

     11.1 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California and the United States of America, as though all parties were resident of, and the contract was performed solely in, California without reference to conflicts of laws rules thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods. Except as set forth in Section 11.2, the sole jurisdiction and venue for actions relating to the subject matter of this Agreement shall be the California state and U.S. federal courts having jurisdiction in Santa Clara County, California, and the parties hereby consent to the jurisdiction of such courts.

     11.2 Arbitration. Except for actions seeking injunctive relief, all disputes, controversies, or differences which may arise between the parties hereto, out of, in relation to, or in connection with this Agreement or the breach thereof, shall be finally settled by binding arbitration in San Francisco, California, U.S.A., in accordance with the Commercial Arbitration rules of the American Arbitration Association by one (1) arbitrator appointed in accordance with such Rules, by which each party hereto agrees to be bound. Judgment upon an award rendered may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be.

     11.3 Entire Agreement. This Agreement represents the entire Agreement and understanding of the parties hereto with respect to the marketing and distribution of the Product and the subject matter of this Agreement, and supersedes all previous agreements and understandings related thereto, including without limitation the Original Agreement, and may only be amended or modified in writing signed by an authorized representative of the parties hereto.

     11.4 Assignment. Distributor may not assign, transfer or otherwise dispose of any of its rights or obligations pursuant to this Agreement without the prior written consent of Micrus. Such consent shall not be unreasonably withheld. This Agreement shall be binding on, inure to the benefit of, and be enforceable by the parties, their respective heirs, successors and valid assigns.

     11.5 Notice. All notices under this Agreement shall be in writing and shall be deemed given on the date of delivery if sent by certified or registered mail, commercial courier (return receipt or confirmation of delivery required and costs prepaid), or by personal delivery to the party to receive such notices or other communications called for in this Agreement at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

If to MICRUS:
          MICRUS CORPORATION
          610 Palomar Avenue
          Sunnyvale, CA 94085
          USA
          Attention: Chief Financial Officer

If to DISTRIBUTOR:
          NEUROLOGIC (UK) LIMITED
          Albreda House, Lydgate Lane
          Sheffield S105FH United Kingdom
          Attention: Managing Director

     11.6 Limitation on Liability. In no event shall either party be liable to the other for incidental or consequential damages, even if such party shall have been advised of the possibility of the same.

     11.7 Force Majeure. Except for the obligation to make payments under this Agreement, each of the parties hereto shall be excused from the performance of its obligations hereunder in the event such performance is prevented by force majeure, and such excuse shall continue for thirty (30) days after the termination of such force majeure. For the purposes of this Agreement, force majeure is defined to include causes beyond the control of the parties hereto, including without limitation, acts of God, acts, resolutions or laws of any government, war, war-like conditions, civil commotion, destruction of production facilities or materials by fire, earthquake or storm, labor disturbances, epidemic and failure of public utilities or common carriers.

     11.8 Publicity. Neither party shall make any press release or other similar public disclosure or announcement concerning this Agreement, without the prior written consent of the non-disclosing party, which consent shall not be unreasonably withheld, except as otherwise required by law. Consent will be deemed granted if no response is received from the non-Disclosing Party within fifteen (15) days of its confirmed written request for approval from the Disclosing Party. Notwithstanding the foregoing, in the event such disclosure or public announcement is required to be made on a more immediate basis in order to comply with applicable laws, then approval will be deemed granted if no response is received from the non-disclosing party within the timeframes required by law; provided, however, that the Disclosing Party provides the non-disclosing party with notice of the legally required timeframe for approval of the disclosure at the time of providing a copy of the proposed disclosure or announcement.

     11.9 Survival of Rights. All rights to payments and the provisions of Articles I (Definitions), VII (Confidential Information), VIII (Warranty; Indemnification), IX (Indemnification), and XI (General Provisions), as well as Sections 2.2 (Relationship of Parties), 4.5 (Reporting), 10.8 (No Waiver), 10.9 (Effects of Termination) and 10.10 (Termination Not Sole Remedy) shall survive the expiration or termination of this Agreement.

     11.10 Legal Expenses. The prevailing party in any legal action brought by one party against the other and arising out of this Agreement shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including arbitration costs and reasonable attorney’s fees.

     11.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute but one and the same document.

     11.12 Governmental Relations. In carrying out its responsibilities under this Agreement, Distributor has not and will not pay, offer or promise to pay, or authorize the payment directly or indirectly of any monies or anything of value to any government official or employee, or any political party or candidates for political office for the purpose of influencing any act or decision of such official or of the government. In the event of a breach of the representations and warranties in the preceding sentence, this Agreement may automatically be cancelled by Micrus upon receipt by Distributor of written notice of cancellation, and any claims for payment by Distributor shall be surrendered. In no event shall Micrus be obligated under this Agreement to take any action or omit to take any action that Micrus believes, in good faith, would cause it to be in violation of any U.S. laws, including the Foreign Corrupt Practices Act, Distributor shall comply with all laws, rules and regulations applicable to its performance of its obligations under this Agreement, including all U.S. export control laws.

     11.13 Headings. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

     11.14 Severability. If any provision of this Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

     11.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instruments. This Agreement may be executed by facsimile with original signatures promptly following by a method set forth in Section 11.5.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BY /s/ Francois Requin
NAME: Francois Requin
TITLE: Financial Controller

By Mark Ellis
NAME: Mark Ellis
TITLE: Co-Director
NEUROLOGIC (UK)

MICRUS CORPORATION

BY /s/ E.H. Reitz
NAME: E.H. Reitz
TITLE: Executive Vice President, European Operations

NEUROLOGIC (UK) LIMITED

By J. MacKenzie
NAME: J. MacKenzie
TITLE: Director

EXHIBIT A

PURCHASE PRICE

As specified in Section 3.2.1 of the Amended and Restated Distribution Agreement, the unit pricing of the product sold to Distributor is given in the following schedule. Each unit consists of a micro-coil attached to a resistive heat-activated delivery device. Each unit will be packaged sterile in an individual container and shipped to Distributor in a multi-pack shipping box. All prices below are in Pounds Sterling (GBP).

PRODUCT	UNIT PRICE
MICRUS PLATINUM EMBOLIC COILS
Spherical MicroCoil, MicruSphere 10 & 18	[***]
Helical MicroCoil, HeliPaq 10 & 18 (including HeliPaq Stretch Resistant)	[***]
Straight MicroCoil, InterPaq	[***]
UltiPaq MicroCoil, UltiPaq	[***]
MICRUS POLYMER LOADED COILS, CERECYTE (1)
Cerecyte Spherical Stretch-Resistant	[***]
Cerecyte Helical Stretch-Resistant	[***]
Cerecyte Finishing Stretch-Resistant	[***]
DETACHMENT CONTROL BOX (DCB)	[***]
CONNECTING CABLES (5 per box) (CCB)	[***]
MICRUS 14 MICROCATHETER, CONCOURSE	[***]

(1) Cerecyte prices are valid thru [***].

***Confidential Treatment Requested.

EXHIBIT B

MINIMUM PURCHASE REQUIREMENTS

The following schedule sets forth Distributor’s Minimum Purchase Requirements as specified in Article VI of the Distribution Agreement. These minimums represent the cost of Products paid for by Distributor to Micrus during each year of the Agreement.

[***]	[***]	[***]

([***]to[***])	([***] to[***])	([***] to[***])

[***]	[***]	[***]

***Confidential Treatment Requested.